CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Dual Directional Trigger Performance Leveraged Upside Securities due 2018	$1,328,210	$133.75

May 2016 Pricing Supplement No. 910 Registration Statement No. 333-200365 Dated May 13, 2016 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Dual Directional Trigger PLUS Based on the SPDR® S&P® Oil & Gas Exploration & Production ETF due June 5, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Dual Directional Trigger PLUS, or “Trigger PLUS,” are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS and prospectus, as supplemented or modified by this document. At maturity, if the shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF, which we refer to as the underlying shares, have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. If the underlying shares have depreciated in value but by no more than 20%, investors will receive the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 20% return. However, if the underlying shares have depreciated in value by more than 20%, investors will be exposed to the full amount of the percentage decline in the underlying shares and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. Under these circumstances, the payment at maturity will be less than $8.00 per Trigger Plus, and could be zero. The Trigger PLUS are for investors who seek an equity fund-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and absolute return features that in each case apply to a limited range of performance of the underlying shares. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

The Trigger PLUS differ from the PLUS described in the accompanying product supplement for PLUS in that the Trigger PLUS offer the potential for a positive return at maturity if the underlying shares depreciate by up to 20%. The Trigger PLUS are not the Buffered PLUS described in the accompanying product supplement for PLUS. Unlike the Buffered PLUS, the Trigger PLUS do not provide any protection if the underlying shares depreciate by more than 20%.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	June 5, 2018
Valuation date:	May 31, 2018, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “Fund”)
Aggregate principal amount:	$1,328,210
Payment at maturity:

If the final share price is greater than the initial share price:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level:

$10 + ($10 x absolute share return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares. In no event will this amount exceed the stated principal amount plus $2.00 per Trigger PLUS.

If the final share price is less than the trigger level:

$10 × share performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10, and will represent a loss of more than 20%, and possibly all, of your investment.

Leveraged upside payment:	$10 x leverage factor x share percent change
Leverage factor:	150%
Maximum payment at maturity:	$14.00 per security (140% of the stated principal amount)
Share percent change:	(final share price – initial share price) / initial share price
Absolute share return:	The absolute value of the share percent change. For example, a –5% share percent change will result in a +5% absolute share return.
Share performance factor:	final share price / initial share price
Initial share price:	$33.60, which is the closing price of one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Trigger level:	$26.88, which is 80% of the initial share price
Stated principal amount / Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	May 13, 2016
Original issue date:	May 18, 2016 (3 business days after the pricing date)
CUSIP / ISIN:	61766A350/US61766A3501
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$9.458 per Trigger PLUS. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer(3)
Per Trigger PLUS	$10	$0.20(1)
		$0.05(2)	$9.75
Total	$1,328,210	$33,205.25	$1,295,004.75
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each Trigger PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the Agent or its affiliates of $0.05 for each Trigger PLUS.

(3)	See “Use of proceeds and hedging” on page 15.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Trigger PLUS” at the end of this document.

Product Supplement for PLUS dated February 29, 2016	Prospectus dated February 16, 2016

Dual Directional Trigger PLUS Based on the SPDR® S&P® Oil & Gas Exploration & Production ETF due June 5, 2018

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

The Dual Directional Trigger PLUS Based on the SPDR® S&P® Oil & Gas Exploration & Production ETF due June 5, 2018 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares, subject to the maximum payment at maturity.

▪	To obtain a positive return equal to the absolute share return for a limited range of negative performance of the underlying shares.

▪	To potentially outperform the underlying shares in a moderately bullish or moderately bearish scenario.

Maturity:	Approximately 2 years
Leverage factor:	150% (applicable only if the final share price is greater than the initial share price)
Maximum payment at maturity:	$14.00 per Trigger PLUS (140% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Trigger level:	80% of the initial share price
Interest:	None
Listing:	The Trigger PLUS will not be listed on any securities exchange

The original issue price of each Trigger PLUS is $10. This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date is less than $10. We estimate that the value of each Trigger PLUS on the pricing date is $9.458.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor, the trigger level and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS, and, if it once chooses to make a market, may cease doing so at any time.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS offer the potential for a positive return at maturity based on the absolute value of a limited range of percentage changes of the underlying shares. At maturity, if the underlying shares have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. If the underlying shares have depreciated in value but by no more than 20%, investors will receive the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 20% return. However, if the underlying shares have depreciated by more than 20%, investors will be exposed to the full amount of the percentage decline in the underlying shares and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, investors may lose their entire initial investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a certain range of positive performance.
Absolute Return Feature	The Trigger PLUS enable investors to obtain a positive return equal to the absolute share return if the final share price is less than the initial share price but is greater than or equal to the trigger level.
Upside Scenario if the Underlying Shares Appreciate	The final share price is greater than the initial share price, and, at maturity, you receive a full return of principal as well as 150% of the increase in the value of the underlying shares, subject to the maximum payment at maturity. For example, if the final share price is 10% greater than the initial share price, the Trigger PLUS will provide a total return of 15% at maturity. The maximum payment at maturity is $14.00 per Trigger PLUS (140% of the stated principal amount).
Absolute Return Scenario	The final share price is less than or equal to the initial share price but is greater than or equal to the trigger level, which is 80% of the initial share price. In this case, you receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares. For example, if the final share price is 10% less than the initial share price, the Trigger PLUS will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 20% return at maturity.
Downside Scenario	The final share price is less than the trigger level. In this case, the Trigger PLUS redeem for at least 20% less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the value of the underlying shares over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than $8.00 per Trigger PLUS. For example, if the final share price is 35% less than the initial share price, the Trigger PLUS will be redeemed at maturity for a loss of 35% of principal at $6.50, or 65% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	150%
Trigger level:	80% of the initial share price
Maximum payment at maturity:	$14.00 per Trigger PLUS (140% of the stated principal amount)
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

The Trigger PLUS
The Underlying Shares
Payment at Maturity on the Trigger PLUS
$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0
$14.00 Maximum
Payment at Maturity
Unleveraged
Trigger Zone
PLUS Zone
26.67%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change In the Closing Price of the Underlying Shares

See the next page for a description of how the Trigger PLUS work.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How it works

▪	Upside Scenario if the Underlying Shares Appreciate. If the final share price is greater than the initial share price, the investor would receive the $10 stated principal amount plus 150% of the appreciation of the underlying shares over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, an investor would realize the maximum payment at maturity of $14.00 per Trigger PLUS (140% of the stated principal amount) at a final share price of approximately 126.67% of the initial share price.

▪	If the underlying shares appreciate 10%, the investor would receive a 15% return, or $11.50 per Trigger PLUS.

▪	If the underlying shares appreciate 70%, the investor would receive only a 40% return, or $14.00 per Trigger PLUS, due to the maximum payment at maturity.

▪	Absolute Return Scenario. If the final share price is less than or equal to the initial share price and is greater than or equal to the trigger level of 80% of the initial share price, the investor would receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares.

▪	If the underlying shares depreciate 10%, the investor would receive a 10% return, or $11.00 per Trigger PLUS.

▪	The maximum return you may receive in this scenario is a positive 20% return at maturity, or $12.00 per Trigger PLUS.

▪	Downside Scenario. If the final share price is less than the trigger level of 80% of the initial share price, the investor would receive an amount that is significantly less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares. Under these circumstances, the payment at maturity will be less than $8.00 per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.

▪	If the underlying shares depreciate 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per Trigger PLUS at maturity, or 70% of the stated principal amount.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS and prospectus. You should also consult with your investment, legal, tax, accounting and other advisors in connection with your investment in the Trigger PLUS.

▪	The Trigger PLUS do not pay interest or guarantee return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal at maturity. If the final share price is less than the trigger level (which is 80% of the initial share price), the absolute return feature will no longer be available and the payout at maturity will be an amount in cash that is at least 20% less than the $10 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full decrease in the price of the underlying shares over the term of the Trigger PLUS, without any buffer. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $14.00 per Trigger PLUS, or 140% of the stated principal amount. Although the leverage factor provides 150% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 140% of the stated principal amount for the Trigger PLUS, any increase in the final share price over the initial share price by more than approximately 26.67% of the initial share price will not further increase the return on the Trigger PLUS.

▪	The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including the trading price (including whether the trading price is at or below the trigger level), volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the share underlying index (the index which the underlying shares seek to track), interest and yield rates in the market, time remaining until the Trigger PLUS mature, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “SPDR® S&P® Oil & Gas Exploration & Production ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪	Investing in the Trigger PLUS exposes investors to risks associated with investments in securities with a concentration in the oil and gas exploration and production industry. The stocks included in the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “share underlying index”) and that are generally tracked by the underlying shares are stocks of companies whose primary business is associated with the exploration and production of oil and gas. As a result, the value of the Trigger PLUS may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil and gas prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

o	worldwide and domestic supplies of, and demand for, crude oil and natural gas;

o	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;

o	consumer confidence;

o	changes in weather patterns and climatic changes;

o	the ability of the members of Organization of Petroleum Exporting Countries (OPEC) and other producing nations to agree to and maintain production levels;

o	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

o	the price and availability of alternative and competing fuels;

o	domestic and foreign governmental regulations and taxes;

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

o	employment levels and job growth; and

o	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the component stocks included in the share underlying index to decline during the term of the Trigger PLUS.

▪	The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. You are dependent on Morgan Stanley’s ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪	Investing in the Trigger PLUS is not equivalent to investing in the underlying shares or the stocks composing the share underlying index. Investing in the Trigger PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

▪	Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the Trigger PLUS. The investment adviser to the SPDR® S&P® Oil & Gas Exploration & Production ETF, SSgA Funds Management, Inc. (the “Investment Adviser”), seeks investment results that correspond generally to the total return performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the SPDR® S&P® Oil & Gas Exploration & Production ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Trigger PLUS. Standard & Poor’s Financial Services LLC (“S&P”) is responsible for calculating and maintaining the share underlying index. S&P may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. S&P may discontinue or suspend calculation or publication of the share underlying index at any time. Any of these actions could adversely affect the value of the share underlying index, and, consequently, the price of the underlying shares and the value of the Trigger PLUS.

▪	The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund. The Fund does not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the Fund and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Fund may impact the variance between the performances of the Fund and the share underlying index. Finally, because the shares of the Fund are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the Fund may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of the Fund or the level of the share underlying index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.  Any of these events could materially and adversely affect the price of the shares of the Fund and, therefore, the value of the Trigger PLUS.  Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Trigger PLUS.  If the

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Fund on the valuation date, even if the Fund’s shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the Fund.

▪	The amount payable on the Trigger PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of one underlying share on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of one underlying share on the valuation date.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Trigger PLUS will be influenced by many unpredictable factors” above.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Trigger PLUS may be materially and adversely affected.

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging

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Principal at Risk Securities

positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS. As calculation agent, MS & Co. has determined the initial share price and the trigger level, will determine the final share price, including whether the share price has decreased to below the trigger level, and will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the underlying shares or a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s),” “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS. One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares and in other instruments related to the underlying shares or the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our subsidiaries also trade the underlying shares or the stocks that constitute the share underlying index and other financial instruments related to the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price, and, therefore, could have increased the price at or above which the underlying shares must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please read the discussion under “—Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS. As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the Trigger PLUS if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments

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should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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SPDR® S&P® Oil & Gas Exploration & Production ETF Overview

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of publicly traded equity securities of companies included in the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “share underlying index”). The SPDR® S&P® Oil & Gas Exploration & Production ETF is managed by SPDR® Series Trust (the “SPDR Trust”), a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF. Information provided to or filed with the Securities and Exchange Commission by SPDR Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57793 and 811-08839, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Fund is accurate or complete.

Information as of market close on May 13, 2016:

Ticker Symbol:	XOP UP	52 Week High (on 5/13/2015):	$51.65
Current Share Price:	$33.60	52 Week Low (on 2/23/2016):	$23.60
52 Weeks Ago:	$51.65

The following graph sets forth the daily closing values of the underlying shares for the period from January 1, 2011 through May 13, 2016. The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period. The closing price of the underlying shares on May 13, 2016 was $33.60. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF Daily Closing Prices, January 1, 2011 to May 13, 2016

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SPDR® S&P® Oil & Gas Exploration & Production ETF (CUSIP: 78464A730)	High ($)	Low ($)	Period End ($)
2011
First Quarter	64.50	52.75	64.50
Second Quarter	64.97	54.71	58.78
Third Quarter	65.24	42.80	42.80
Fourth Quarter	57.56	39.99	52.69
2012
First Quarter	61.34	52.67	56.91
Second Quarter	57.85	45.20	50.40
Third Quarter	59.35	48.73	55.69
Fourth Quarter	57.38	50.69	54.07
2013
First Quarter	62.10	55.10	60.49
Second Quarter	62.61	54.71	58.18
Third Quarter	66.47	58.62	65.89
Fourth Quarter	72.74	65.02	68.53
2014
First Quarter	71.83	64.04	71.83
Second Quarter	83.45	71.19	82.28
Third Quarter	82.08	68.83	68.83
Fourth Quarter	66.84	42.75	47.86
2015
First Quarter	53.94	42.55	51.66
Second Quarter	55.63	46.43	46.66
Third Quarter	45.22	31.71	32.84
Fourth Quarter	40.53	28.64	30.22
2016
First Quarter	30.96	23.60	30.35
Second Quarter (through May 13, 2016)	36.96	29.23	33.60

This document relates only to the Trigger PLUS referenced hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding the SPDR Trust from the publicly available documents described above. In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the SPDR Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the SPDR Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Trigger PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the SPDR Trust could affect the value received at maturity with respect to the Trigger PLUS and therefore the value of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the SPDR Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the SPDR Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Trigger PLUS under the securities laws. As a prospective purchaser of the Trigger PLUS, you should undertake an independent investigation of the SPDR Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

“S&P®”, “SPDR®” and “S&P® Oil & Gas Exploration & Production Select Industry Index®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“MGH”). The Trigger PLUS are not sponsored, endorsed, sold, or promoted by S&P, MGH or the SPDR Trust. S&P, MGH and the SPDR Trust make no

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representations or warranties to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in the Trigger PLUS. S&P, MGH and the SPDR Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the Trigger PLUS.

The S&P® Oil & Gas Exploration & Production Select Industry Index®. The S&P® Oil & Gas Exploration & Production Select Industry Index® is an equal-weighted index designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P® Total Market Index, a benchmark that measures the performance of the U.S. equity market. For additional information see “Annex A—S&P® Oil & Gas Exploration & Production Select Industry Index®.”

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Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:	If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.
Additional information related to calculating the final share price:

If a market disruption event occurs with respect to the underlying shares, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for PLUS. You should refer to the section “Description of PLUS—Share Closing Price” in the product supplement for PLUS for more information.

If the underlying shares are subject to a stock split or reverse stock split, the calculation agent may make the antidilution adjustments in accordance with the procedures set forth in the product supplement for PLUS. You should refer to the section “Description of PLUS—Antidilution Adjustments for PLUS linked to Exchange-Traded Funds” in the product supplement for PLUS for more information.

If no closing price of the underlying shares is available on the valuation date through discontinuance or liquidation of the Fund, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for PLUS. You should refer to the section “Description of PLUS—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” in the product supplement for PLUS for more information.

Share underlying index:	The S&P® Oil & Gas Exploration & Production Select Industry Index®
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.
Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:
▪	A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.
▪	Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the Trigger PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Trigger PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Trigger PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed). Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Trigger PLUS. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to

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these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes. We will receive, in aggregate, $10 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Trigger PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in the underlying shares and in futures and options contracts on the underlying shares or any component stocks of the share underlying index. Such purchase activity could have increased the price of the underlying shares on the pricing date, and, therefore, could have increased the trigger level, which is the price at or above which the underlying shares must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Trigger PLUS, including on the valuation date, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares or component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying shares, and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA

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Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments. The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS. The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;
(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates

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are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the Trigger PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are subsidiaries of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.20 for each Trigger PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each Trigger PLUS.

MS & Co.is our wholly owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the Trigger PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated February 29, 2016

Prospectus dated February 16, 2016

Terms used but not defined in this document are defined in the product supplement for PLUS or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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Annex A

S&P® Oil & Gas Exploration & Production Select Industry Index®

The S&P® Oil & Gas Exploration & Production Select Industry Index® (“the share underlying index”) is an equal-weighted index designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P® Total Market Index (the “S&P TM Index”), a benchmark that measures the performance of the U.S. equity market. The S&P TM Index offers broad market exposure to companies of all market capitalizations, including all common equities listed on the New York Stock Exchange (including NYSE Arca), the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market. Only U.S. companies are eligible for inclusion in the S&P TM Index. The S&P TM Index is maintained by S&P Dow Jones’ U.S. Index Committee, with the goal of ensuring that the index adequately represents the risk and return characteristics of the entire U.S. equities market on an ongoing basis.

Each of the component stocks in the share underlying index is a constituent company within the oil and gas exploration and production sub-industry of the S&P TM Index. The share underlying index includes companies in the following GICS® Sub-Industries: Integrated Oil & Gas; Oil & Gas Exploration & Production; and Oil & Gas Refining & Marketing. The share underlying index was launched on June 19, 2006 and had an initial value of 1,000 as of a base date of December 17, 1999. As of September 30, 2015, the share underlying index was comprised of 63 constituents. The share underlying index is reported by Bloomberg under ticker symbol “SPSIOP.”

The share underlying index is an S&P® Select Industry Index. For information about the construction and calculation of the share underlying index, please refer to the following rules on the S&P® Select Industry Indices.

Eligibility Criteria

Membership is based on a company’s GICS® Sub-Industry classification, as well as liquidity and market capitalization requirements. To be eligible for inclusion in a Select Industry Index, companies must be in the S&P TM Index and must be included in a relevant GICS® Sub-Industry (i.e. Integrated Oil & Gas; Oil & Gas Exploration & Production; and Oil & Gas Refining & Marketing for the share underlying index). For purposes of membership in a Select Industry Index, S&P Dow Jones Indices LLC (“S&P Dow Jones”) applies the market capitalization and liquidity inclusion and exclusion criteria separately.

Market Capitalization & Liquidity—Inclusion Criteria. Companies must satisfy one of the two following combined market capitalization and liquidity criteria:

1.	float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio, defined as dollar value traded over the previous 12-months (or such shorter trading period as is available for IPOs or spin-offs that do not have 12 months of trading history) divided by the float-adjusted market capitalization as of the applicable Select Industry Index rebalancing reference date (“FALR”), above 90%; or

2.	float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.

All companies satisfying the above requirements are included in a Select Industry Index. The total number of companies in each Select Industry Index should be at least 35. If there are fewer than 35 stocks in a Select Industry Index, stocks from a supplementary list of highly correlated sub-industries, which meet the market capitalization and liquidity thresholds above, are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in each Select Industry Index as of each rebalancing effective date.

Market Capitalization & Liquidity—Exclusion Criteria. Existing index constituents are removed at the quarterly rebalancing effective date if their float-adjusted market capitalization falls below US$300 million or if their FALR falls below 50%.

Domicile. U.S. companies only.

Takeover Restrictions. At the discretion of S&P Dow Jones, constituents with shareholder ownership restrictions defined in company Bylaws may be deemed ineligible for inclusion in a Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the applicable Select Industry Index.

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Turnover. S&P Dow Jones endeavors to minimize turnover in index membership. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to a Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of the applicable Select Industry Index.

Sector Classification. Each Select Industry Index includes companies in the applicable GICS® Sub-Industries.

Index Construction and Calculation

The Select Industry Indices are equal-weighted, with adjustments to constituent weights to ensure concentration and liquidity requirements, and calculated by the divisor methodology.

The initial divisor is set to have a base index value of 1,000 on December 17, 1999. The index value is equal to the following equation:

Index Value = (Index Market Value) / Divisor

where,

Index Market Value =	Pi × Sharesi × IWFi × AWFi

where, N is the number of stocks in the index, Pi the price of stock, IWFi is the float factor of stock, and AWFi is the adjustment factor of stock i assigned at each index rebalancing date, t, which makes all index constituents modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index. The AWF for each index constituent, i, at rebalancing date, t, is calculated by:

AWFi,t = Z / N × FloatAdjustedMarketValuei,t

where, Z is an index specific constant set for the purpose of deriving the AWF and, therefore, each stock’s share count used in the index calculation (often referred to as modified index shares).

In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing.

(Index Value) before rebalance = (Index Value) after rebalance

Therefore,

(Divisor) after rebalance = (Index Market Value) after rebalance / (Index Value) before rebalance

Constituent Weightings

At each quarterly rebalancing, stocks are initially equally-weighted using closing prices as of the second Friday of the last month of quarter as the reference price. Adjustments are then made to ensure that there are no stocks whose weight in the applicable Select Industry Index is more than can be traded in a single day for a US$500 million portfolio.

S&P Dow Jones calculates a maximum basket liquidity weight for each stock in the applicable Select Industry Index using the ratio of its three-month average daily value traded to US$500 million. Each stock’s weight in the applicable Select Industry Index is, then, compared to its maximum basket liquidity weight and is set to the lesser of its maximum basket liquidity weight or its initial equal weight. All excess weight is redistributed across the applicable Select Industry Index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the applicable Select Industry Index has a weight greater that 4.5%. This step of the weighting process may force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. In such cases, S&P Dow Jones will make no further adjustments.

Index Maintenance

Index membership is reviewed quarterly. Rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights.

Timing of Changes

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Additions. Companies are added between rebalancings only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition. The new company will be added to the applicable Select Industry Index at the weight of the deleted constituent. In the case of mergers involving at least one index constituent, the merged company will remain in the applicable Select Industry Index if it meets all of the eligibility requirements. The merged company will be added to the applicable Select Industry Index at the weight of the pre-merger index constituent. If both companies involved in a merger are index constituents, the merged company will be added at the weight of the company deemed the acquirer in the transaction. In the case of spin-offs, the applicable Select Industry Index will follow the S&P TM Index’s treatment of the action. If the S&P TM Index treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the applicable Select Industry Index will treat the spin-off this way as well.

Deletions. A company is deleted from the applicable Select Industry Index if the S&P TM Index drops the constituent. If a constituent deletion causes the number of companies in the relevant index to fall below 22, each stock deletion is accompanied with a stock addition. In case of GICS® changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Adjustments

The tables below summarize the types of index maintenance adjustments and indicate whether or not an index adjustment is required.

S&P TM Index Actions

S&P TM Index Action	Adjustment Made to a Select Industry Index	Divisor Adjustment
Constituent deletion	If the constituent is a member of a Select Industry Index, it is dropped.	Yes
Constituent addition

Only in cases where the deletion causes the component count to fall below 22 stocks, then the deletion is accompanied by an addition assuming the weight of the dropped stock.

When a stock is removed from a Select Industry Index at a price of $0.00, the stock's replacement will be added to the applicable Select Industry Index at the weight using the previous day's closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00.

No, except in the case of stocks removed at $0.00
Share changes between quarterly share adjustments	None	No
Quarterly share changes	There is no direct adjustment on the same date the index rebalancing will take place, however, there may be an adjustment because of the quarterly index rebalancing.	Only because of the index rebalancing
GICS® change	None. If, after the GICS® change, a company no longer qualifies to belong to the relevant Select Industry Index, it is removed at the next rebalancing.	No

Corporate Actions

Type of Corporate Action	Adjustment Made to a Select Industry Index	Divisor Adjustment
Spin-off	In general, both the parent company and spin-off companies will remain in the applicable Select Industry Index until the next index rebalancing, regardless of whether they conform to the theme of the applicable Select Industry Index. When there is no market-determined price available for the spin, the spin is added to the applicable Select Industry Index at zero price at the close of trading on the day before the ex-date.	No

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Type of Corporate Action	Adjustment Made to a Select Industry Index	Divisor Adjustment
Rights Offering	The price is adjusted to the price of the parent company, minus the price of the rights subscription divided by the rights ratio. The index shares change so that the company’s weight remains the same as its weight before the spin-off.	No
Stock Dividend, Stock Split or Reverse Stock Split	The index shares are multiplied by and price is divided by the split factor.	No
Share Issuance or Share Repurchase, Equity Offering or Warrant Conversion	None	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

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